Exhibit 99.1

PRESS RELEASE

Brighton Oil & Gas, Inc. Announces Appointment of New Directors and Officers

Dallas Texas - (September 27, 2007) - Brighton Oil & Gas, Inc. (OTCBB: BOGS) today announced that on September 25, 2007, Charles Stidham and E. Robert Barbee were appointed directors of the Company. Concurrently, Mr. Stidham and Ms. Michele Sheriff were appointed as President, Chief Executive Officer and Chief Financial Officer and as Secretary, respectively, of Brighton. Immediately following the appointment of the new directors, Linda Contreras resigned as a director of the Registrant. Mr. Stidham also succeeded Ms. Contreras as Chief Executive Officer and Chief Financial Officer of the Company.

Mr. Stidham has been involved as an officer and director of public companies in the oil and gas industry for over 20 years. Recently, he has been a private investor in the industry. Mr. Stidham attended Georgia Tech University thru 1964 then entered the Army and was discharged in 1971 as a Captain after serving in Europe and Viet Nam. He then finished his undergraduate degree from the University of Texas in Austin and received a Juris Doctorate in 1975. Since that time he has been focused on financing and mergers and acquisitions transactions.

Mr. Barbee, has been involved in the oilfield supply business for almost 30 years. Since 1979, he has headed Oil Patch Pipe and Supply, an independent oilfield supply company he formed in Kilgore, Texas, which is focused on the East Texas Oilfield. In addition, since 1999, Mr. Barbee has served as a Commissioner on the Gregg County Commissioners’ Court in Gregg County, Texas. Mr. Barbee received a Bachelor of Science Degree in Business Administration from Stephen F. Austin University in 1970.

Ms. Sheriff is currently a Vice President of Curado Energy Resources Inc. in Dallas, Texas.

About Brighton Oil & Gas, Inc.

Brighton Oil & Gas, Inc. is an oil and gas company with a focus on gulf coast oil and gas prospects and properties. Brighton is careful to develop a thorough drilling plan using advanced technologies in both mapping and the use of 3D seismic reports and information. Brighton trades under the ticker symbol BOGS. For more information on the Company, visit http://www.Brightonoil.com.

This Press Release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects,” “intends,” “projects,” “plans,” or similar phrases may be deemed “forward-looking statements.” Although Brighton Oil & Gas, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors.

Contact:

Stephen Taylor
Taylor Capitol, Inc.
973-351-3868

Source: Brighton Oil & Gas, Inc.